Exhibit 99.1

Press Release

Inquiries:	Jeanne A. Leonard
Liberty Property Trust
610/648-1704

LIBERTY PROPERTY TRUST ANNOUNCES

FIRST QUARTER 2012 RESULTS

Malvern, PA, April 24, 2012 — Liberty Property Trust (NYSE:LRY) reported that funds from operations available to common shareholders (diluted) (“FFO”) for the first quarter of 2012 was $0.68 per share, compared to $0.65 per share for the first quarter of 2011. Funds from operations for the first quarter of 2012 include termination fees of $2.2 million, a $3.7 million net discount realized on the redemption of certain preferred units, and $3.2 million of additional compensation expense due to the accelerated vesting of long-term incentive compensation due to the years of service and ages of certain employees.

Net income per common share (diluted) was $0.32 per share for the quarter ended March 31, 2012, compared to $0.25 per share (diluted) for the quarter ended March 31, 2011.

“Liberty has done very well so far in 2012,” commented Bill Hankowsky, chief executive officer. “We had strong first quarter, leasing 4.3 million square feet and redeeming high-dividend preferred securities, and we have subsequently advanced our repositioning strategy with the execution of a significant sale of suburban office and high-finish flex properties. All of this was accomplished in an environment of slow recovery in the real estate markets.”

Portfolio Performance

Leasing: At March 31, 2012, Liberty’s in-service portfolio of 79.3 million square feet was 90.5% occupied, compared to 91.3% at the end of the fourth quarter, an anticipated decrease. During the quarter, Liberty completed lease transactions totaling 4.3 million square feet of space.

Same Store Performance: Property level operating income for same store properties increased by 0.5% on a cash basis and decreased by 0.4% on a straight line basis for the first quarter of 2012 compared to the same quarter in 2011.

-more-

Capital Activities and Balance Sheet Management

Preferred Unit Redemptions: During the first quarter, Liberty redeemed $32.5 million of its outstanding 6.65% Series F Cumulative Redeemable Preferred Units for $26.0 million, and redeemed the entire $95.0 million of 7.45% Series B Cumulative Redeemable Preferred Units at par.  The $6.5 million discount net of the write off of $2.8 million of origination costs is included in FFO.

Property Sales: During the first quarter, Liberty sold two operating properties, which contained 105,000 square feet of leasable space for $6.5 million. The properties were 76.6% leased at the time of the sale.

Real Estate Investments

Development: Liberty began development of a 126,000 square foot distribution building in Suffolk, Virginia, for a projected investment of $7.8 million. The property is 100% preleased.

Acquisitions: Liberty acquired no properties during the quarter.

Subsequent Events

On April 3, Liberty completed the sale of 49 properties totaling 2.5 million square feet of leasable space in Wisconsin, Maryland, Virginia, North Carolina and New Jersey for approximately $195 million. The properties consist primarily of single-story and mid-rise office buildings and high-finish flex properties. The properties were 83% leased when the transaction closed.

Earnings Outlook

Liberty had previously announced the expectation for 2012 funds from operations in the range of $2.45 - $2.60 per diluted share. Liberty is revising this guidance to reflect the redemption of the preferred units during the first quarter, and we now expect 2012 funds from operations in the range of $2.50 - $2.65 per diluted share. A reconciliation of FFO to GAAP net income is below:

	2012 Range
	Low	High
Projected net income per share	$1.03	$1.17
Depreciation and amortization of unconsolidated joint ventures	0.12	0.14
Depreciation and amortization	1.45	1.47
Gain on property dispositions	(0.10)	(0.13)

Projected funds from operations per share	$2.50	$2.65

2

About the Company

Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 79 million square foot portfolio includes approximately 650 properties which provide office, distribution and light manufacturing facilities to 1,700 tenants.

Additional information about the Company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.

Liberty will host a conference call during which management will discuss first quarter results on Tuesday, April 24, 2012, at 1 p.m. Eastern Time.  To access the conference call, please dial 1-888-870-2815. The passcode needed for access is 68152370. A replay of the call will be available until May 8, 2012, by dialing 1-855-859-2056 using the same passcode as above. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law.  Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results.  These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

3

Liberty Property Trust

Statement of Operations

March 31, 2012

(Unaudited and in thousands, except per share amounts)

	Quarter Ended
	March 31, 2012	March 31, 2011

Operating Revenue
Rental	$119,591	$114,724
Operating expense reimbursement	50,346	51,410
Total operating revenue	169,937	166,134

Operating Expenses
Rental property	30,440	31,750
Real estate taxes	20,782	19,489
General and administrative	17,204	15,949
Depreciation and amortization	41,367	39,077
Total operating expenses	109,793	106,265

Operating Income	60,144	59,869

Other Income/Expense
Interest and other	2,762	2,589
Interest	(28,476)	(32,889)
Total other income/expense	(25,714)	(30,300)

Income before property dispositions, income taxes, noncontrolling interest and equity in earnings of unconsolidated joint ventures	34,430	29,569
Gain on property dispositions	523	1,161
Income taxes	(178)	(550)
Equity in earnings of unconsolidated joint ventures	916	534

Income from continuing operations	35,691	30,714

Discontinued operations (including net gain on property dispositions of $1,064 and $470 for the quarters ended March 31, 2012 and 2011, respectively)	3,911	4,229
Net Income	39,602	34,943
Noncontrolling interest - operating partnerships	(2,513)	(6,235)
Noncontrolling interest - consolidated joint ventures	—	201
Net Income available to common shareholders	$37,089	$28,909

Net income	$39,602	$34,943
Other comprehensive income	2,317	2,144
Comprehensive income	41,919	37,087
Less: comprehensive income attributable to noncontrolling interest	(2,586)	(6,306)
Comprehensive income attributable to common shareholders	$39,333	$30,781

Basic income per common share
Continuing operations	$0.29	$0.21
Discontinued operations	$0.03	$0.04
Total basic income per common share	$0.32	$0.25

Diluted income per common share
Continuing operations	$0.29	$0.21
Discontinued operations	$0.03	$0.04
Total diluted income per common share	$0.32	$0.25

Weighted average shares
Basic	115,972	114,013
Diluted	116,743	114,766

Amounts attributable to common shareholders
Income from continuing operations	$33,301	$24,820
Discontinued operations	3,788	4,089
Net income	$37,089	$28,909

Liberty Property Trust

Statement of Funds From Operations

March 31, 2012

(Unaudited and in thousands, except per share amounts)

	Quarter Ended
	March 31, 2012		March 31, 2011
		Per		Per
		Weighted		Weighted
		Average		Average
	Dollars	Share	Dollars	Share

Reconciliation of net income to FFO - basic:
Basic - income available to common shareholders	$37,089	$0.32	$28,909	$0.25

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,616		3,649
Depreciation and amortization	41,046		43,971
Gain on property dispositions	(1,104)		(500)
Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions	(1,373)		(1,558)
Funds from operations available to common shareholders - basic	$79,274	$0.68	$74,471	$0.65

Reconciliation of net income to FFO - diluted:
Diluted - income available to common shareholders	$37,089	$0.32	$28,909	$0.25

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,616		3,649
Depreciation and amortization	41,046		43,971
Gain on property dispositions	(1,104)		(500)
Noncontrolling interest excluding preferred unit distributions	1,207		982
Funds from operations available to common shareholders - diluted	$81,854	$0.68	$77,011	$0.65

Reconciliation of weighted average shares:
Weighted average common shares - all basic calculations	115,972		114,013
Dilutive shares for long term compensation plans	771		753
Diluted shares for net income calculations	116,743		114,766
Weighted average common units	3,809		3,929
Diluted shares for Funds from operations calculations	120,552		118,695

The Company believes that the calculation of Funds from operations is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from property dispositions.  As a result, year over year comparison of Funds from operations reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income.  In addition, management believes that Funds from operations provides useful information to the investment community about the Company’s financial performance when compared to other REITs since Funds from operations is generally recognized as the standard for reporting the operating performance of a REIT.  Funds from operations available to common shareholders is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations available to common shareholders does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.

Liberty Property Trust

Balance Sheet

March 31, 2012

(In thousands, except share and unit amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Real estate:
Land and land improvements	$854,972	$855,213
Building and improvements	4,117,093	4,109,783
Less: accumulated depreciation	(1,088,301)	(1,058,283)

Operating real estate	3,883,764	3,906,713

Development in progress	138,634	88,848
Land held for development	218,926	219,375

Net real estate	4,241,324	4,214,936

Cash and cash equivalents	27,650	18,204
Restricted cash	39,188	63,659
Accounts receivable	9,210	8,192
Deferred rent receivable	104,502	103,002
Deferred financing and leasing costs, net of accumulated amortization (2012, $128,303; 2011, $123,822)	130,843	130,160
Investments in and advances to unconsolidated joint ventures	174,651	174,687
Assets held for sale	197,737	200,647
Prepaid expenses and other assets	90,189	76,186

Total assets	$5,015,294	$4,989,673

Liabilities
Mortgage loans	$282,716	$290,819
Unsecured notes	1,792,643	1,792,643
Credit facility	293,300	139,400
Accounts payable	32,310	23,418
Accrued interest	33,036	24,147
Dividend and distributions payable	57,393	56,958
Other liabilities	177,590	194,995

Total liabilities	2,668,988	2,522,380

Noncontrolling interest - operating partnership - 301,483 preferred units outstanding as of March 31, 2012 and December 31, 2011	7,537	7,537

Equity
Shareholders’ equity:
Common shares of beneficial interest, $.001 par value, 183,987,000 shares authorized, 118,264,957 (includes 1,249,909 in treasury) and 117,352,353 (includes 1,249,909 in treasury) shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	118	117
Additional paid-in capital	2,637,861	2,617,355
Accumulated other comprehensive loss	1,814	(429)
Distributions in excess of net income	(479,994)	(461,498)
Common shares in treasury, at cost, 1,249,909 shares as of March 31, 2012 and December 31, 2011	(51,951)	(51,951)
Total shareholders’ equity	2,107,848	2,103,594

Noncontrolling interest - operating partnership
3,808,746 common units outstanding as of March 31, 2012 and December 31, 2011	63,920	64,428
5,290,000 and 9,740,000 preferred units outstanding as of March 31, 2012 and December 31, 2011, respectively	163,226	287,959
Noncontrolling interest - consolidated joint ventures	3,775	3,775

Total equity	2,338,769	2,459,756

Total liabilities, noncontrolling interest - operating partnership & equity	$5,015,294	$4,989,673